EXHIBIT 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AUTHENTEC, INC.
     1.     (a) The present name of the corporation (hereinafter called the “Company”) is AuthenTec, Inc.
            (b) The original certificate of incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 21, 1998, as amended and restated by a Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on November 23, 1999, as further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on September 25, 2000, as amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 14, 2001, as further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on December 17, 2001, and as amended and restated by an Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on February 24, 2003 (the “Certificate of Incorporation”).
     2. This Amended and Restated Certificate was duly adopted in accordance with the provisions of Sections 242, 245, and 228 of the General Corporation Law of the State of Delaware by resolution of the Board of Directors of the Company and the written consent of the Company’s stockholders, with written notice being provided to all stockholders in accordance with Section 228(d). This Amended and Restated Certificate of Incorporation restates, integrates, amends, and supersedes the provisions of the Certificate of Incorporation of the Company.
     3. The certificate of incorporation of the Company, as amended and restated herein, shall at the effective time of this Amended and Restated Certificate of Incorporation read as follows:

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
AUTHENTEC, INC.
a Delaware Corporation
     AuthenTec, Inc., a Delaware corporation, certifies to the Secretary of State of the State of Delaware that:
I.
     The name of the corporation is AuthenTec, Inc. (the “Company”).
II.
     The address of the Company’s registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street, the City of Wilmington, County of New Castle. The name of the registered agent at such address is The Corporation Trust Company.
III.
     The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.
IV.
     The total number of shares of all classes of stock which the Company shall have authority to issue is One Hundred Eighty Million Four Hundred Forty Four Thousand Three (180,444,003) divided into classes as follows:
     Eighty Million, Four Hundred Forty Four Thousand Three (80,444,003) shares shall be Preferred Stock, $0.01 par value per share (“Preferred Stock”); and
     One Hundred Million (100,000,000) shares shall be Common Stock, $0.01 par value per share (“Common Stock”).

SECTION I
Preferred Stock
     1. Definitions.
     For purposes of this SECTION I of ARTICLE IV, the following definitions shall apply:
          (a) “Board” shall mean the Board of Directors of the Company.
          (b) “Original Issue Date” for any share of any series of Preferred Stock shall mean the date on which the first share of Series D Preferred Stock was originally issued.
          (c) “Subsidiary” shall mean any corporation at least 50% of whose outstanding voting stock shall at the time be owned directly or indirectly by the Company or by one or more Subsidiaries.
     2. Designation of Series.
          (a) Four million five hundred thousand (4,500,000) shares of the Preferred Stock of the Company shall constitute a series of the Preferred Stock designated as the Junior Convertible Preferred Stock, $0.01 par value per share (“Junior Preferred Stock”), the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of which are fixed and determined herein.
          (b) Thirteen million five hundred ten thousand (13,510,000) shares of the Preferred Stock of the Company shall constitute a series of Preferred Stock designated as Series A Convertible Preferred Stock, $0.01 par value per share (“Series A Preferred Stock”), the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of which are fixed and determined herein.
          (c) Nine million three hundred twenty four thousand seven hundred two (9,324,702) shares of the Preferred Stock of the Company shall constitute a series of Preferred Stock designated as Series B Convertible Preferred Stock, $0.01 par value per share (“Series B Preferred Stock”), the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of which are fixed and determined herein.
          (d) Thirty eight million, one hundred nine thousand, three hundred one (38,109,301) shares of the Preferred Stock of the Company shall constitute a series of Preferred Stock designated as Series C Convertible Preferred Stock, $0.01 par value per share (“Series C Preferred Stock”), the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of which are fixed and determined herein.

          (e) Fifteen million (15,000,000) shares of the Preferred Stock of the Company shall constitute a series of Preferred Stock designated as Series D Convertible Preferred Stock, $0.01 par value per share (“Series D Preferred Sock"), the powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of which are fixed and determined herein.
     3. Dividends.
          (a) The holders of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive when and as declared by the Board out of any funds legally available therefor pari passu to each other and in priority and preference over the Common Stock, Junior Preferred Stock, Series A Preferred Stock and the Series B Preferred Stock, non-cumulative dividends at the annual rate, with respect to the Series C Preferred Stock, of $0.0401 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares, an “Adjustment") (the “Series C Annual Rate”) and with respect to the Series D Preferred Stock of $0.08 per share (subject to Adjustment) (the “Series D Annual Rate"); provided, however, that in any twelve month period, the maximum cash dividend which the Board may declare on a share of (i) Series C Preferred Stock shall not exceed the Series C Annual Rate and (ii) Series D Preferred Stock shall not exceed the Series D Annual Rate.
          (b) The holders of the then outstanding shares of Series B Preferred Stock shall be entitled to receive when and as declared by the Board out of any funds legally available therefor, senior to the Junior Preferred Stock and Common Stock, pari passu with the Series A Preferred Stock and junior to the Series C Preferred Stock and Series D Preferred Stock, non-cumulative dividends at the annual rate of $0.18 per share (subject to Adjustment) (the “Series B Annual Rate”); provided, however, that in any twelve month period, the maximum cash dividend which the Board may declare on a share of Series B Preferred Stock shall not exceed the Series B Annual Rate.
          (c) The holders of the then outstanding shares of Series A Preferred Stock shall be entitled to receive when and as declared by the Board out of any funds legally available therefor, senior to the Junior Preferred Stock and Common Stock, pari passu with the Series B Preferred Stock and junior to the Series C Preferred Stock and Series D Preferred Stock, non-cumulative dividends at the annual rate of $0.08 per share (subject to Adjustment) (the “Series A Annual Rate”); provided, however, that in any twelve month period, the maximum cash dividend which the Board may declare on a share of Series A Preferred Stock shall not exceed the Series A Annual Rate.
          (d) Unless all dividends on the Series C Preferred Stock and Series D Preferred Stock set forth in this Section I.3 shall have been paid or declared and a sum sufficient for the payment above set apart: (i) no dividend (other than a dividend payable solely in Common Stock) whether in cash or property, shall be paid or declared, and no distribution shall be made, on any Common Stock, Series A Preferred Stock, Series B Preferred Stock or Junior Preferred Stock, and (ii) no shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock or Junior Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company (except for acquisition of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company) and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least 66% of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a separate class.
          (e) Following payment of all dividends on the Series C Preferred Stock and Series D Preferred Stock, unless dividends on the Series A Preferred Stock and Series B Preferred Stock set forth in this Section I.3 shall have been paid or declared and a sum sufficient for the payment above set apart: (i) no dividend (other than a dividend payable solely in Common Stock) shall be paid or declared, and no distribution shall be made, on any Common Stock or Junior Preferred Stock, and (ii) no shares of Common Stock or Junior Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company (except for acquisition of Common Stock by the Company pursuant to agreements which permit the Company to repurchase such shares upon termination of services to the Company) and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least 55% of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a class.
          (f) The Junior Preferred Stock shall not bear any regular fixed or cumulative dividend, but the holders of Junior Preferred Stock shall be entitled to receive dividends when, as and if dividends are declared and paid on the Common Stock as provided in Subsection 3(g).
          (g) After payment of all declared dividends on the Series D Preferred Stock, Series C Preferred Stock, Series B Preferred Stock and the Series A Preferred Stock at the rates specified above, respectively, the holders of the then outstanding shares of Preferred Stock shall be entitled to share ratably in any dividends declared and paid on the Common Stock in an amount per share equal to the amount of the dividend proposed to be paid on a share of Common Stock multiplied by the number of shares of Common Stock issuable upon conversion of the Preferred Stock pursuant to the provisions of Subsection 6 hereof on the record date for such dividend.
          (h) In the event the Company shall declare a distribution payable in assets (excluding cash dividends) or options or rights to purchase any such securities or evidence of indebtedness on the shares of Common Stock, then, in each such case the holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though the holders of Preferred Stock were the holders of the number of shares of Common Stock of the Company into which their respective shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.
     4. Liquidation Rights.
          (a) In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, after payment or provision for the debts and other obligations of the Company, including setting aside any Bonus Pool required under the terms of the AuthenTec, Inc. Special Bonus Plan adopted by the Company on or about February 24, 2003, as such plan may be hereafter amended, (i) holders of the Series D Preferred Stock shall be entitled to receive pari passu with the Series C Preferred Stock and prior to and in preference to any distribution of any assets or funds of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Junior Preferred Stock or Common Stock, by reason of their ownership thereof, an amount equal to $1.00 per share of Series D Preferred Stock held by them (subject to Adjustment) and including dividends payable thereon up to a maximum aggregate amount of $15,000,000 (or $1.00 times the number of shares of Series D Preferred Stock), and (ii) holders of the Series C Preferred Stock shall be entitled to receive pari passu with the Series D Preferred Stock and prior to and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A Preferred Stock, Series B Preferred Stock, Junior Preferred Stock or Common Stock, by reason of their ownership thereof, an amount equal to $1.0234 per share of Series C Preferred Stock held by them (subject to Adjustment) and including any dividends payable thereon up to a maximum aggregate amount of $30,000,000. If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series D Preferred Stock and Series C Preferred Stock are insufficient to permit payment to such holders of the full preferential amount, then the entire remaining assets and funds of the Company available for distribution shall be distributed ratably among the holders of the Series D Preferred Stock and Series C Preferred Stock in proportion to the full amounts which they would otherwise be respectfully entitled under this Subsection 4(a).
          (b) After payment has been made to the holders of the Series D Preferred Stock and the Series C Preferred Stock of the full amounts to which they are entitled as provided in Subsection 4(a), the remaining assets and funds of the Company available for distribution, if any, shall be distributed among the holders of the Series D Preferred Stock, the Series C Preferred Stock, the Series B Preferred Stock, the Series A Preferred Stock, the Junior Preferred Stock and the Common Stock in proportion to the shares of Common Stock that would be held by each, in such manner as if all the shares of Preferred Stock were converted at the then-effective Conversion Price for such Series of Preferred Stock (as defined in Subsection 6(b)), as applicable, provided that the holders of the Series D Preferred Stock and Series C Preferred Stock shall no longer be entitled to receive any additional distributions pursuant to this Subsection 4(b) when the holders of Series C Preferred Stock have received aggregate distributions pursuant to this Subsection 4 of $70,000,000 (including the amount received under Subsection 4(a)), and provided further that the distribution to holders of Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock shall be subject to the allocation provisions of Subsection 4(c)(1) below.
          (c) A/B/Jr Pool.
               (1) The assets and funds distributable to the holders of the Series B Preferred Stock, Series A Preferred Stock and the Junior Preferred Stock pursuant to Subsection 4(b) shall be placed into a pool (the “A/B/Jr Pool”) and shall be distributed first to the holders of the Series A Preferred Stock and the holders of the Series B Preferred Stock on a pari passu basis with each other, before any amounts shall be distributable to the holders of the Junior Preferred Stock, until such time as the holders of Series A Preferred Stock and Series B Preferred Stock have received an amount equal to (A) $1.00 per share (subject to Adjustment) of such Series A Preferred Stock held by them (the “Series A Amount”) and (B) $2.25 per share

               (subject to Adjustment) of such Series B Preferred Stock held by them (the “Series B Amount”). In the event the assets and funds thus distributed among the holders of the Series A Preferred Stock and Series B Preferred Stock are insufficient to permit payment to such holders of the full Series A Amount and the Series B Amount, then the entire remaining assets and funds of the Company in the A/B/Jr Pool shall be distributed ratably among the holders of the Series B Preferred Stock and the Series A Preferred Stock in proportion to the full Series A Amount and Series B Amount which they would otherwise be respectfully entitled under this Subsection 4(c)(1). After distributions to the holders of the Series B Preferred Stock and the holders of the Series A Preferred Stock in the full amounts under Subsections 4(c)(1)(A) and (B), any remaining assets and funds in the A/B/Jr Pool shall be distributed to the holders of the Junior Preferred Stock until such time as the holders of the Junior Preferred Stock have received an amount equal to $1.00 per share (subject to Adjustment). At such time as the holders of the Series B Preferred Stock, Series A Preferred Stock and the Junior Preferred Stock have received the full per share amounts set forth in this Subsection 4(c)(1), the remaining assets and funds, if any, in the A/B/Jr Pool shall be distributed among the holders of the Series B Preferred Stock, the Series A Preferred Stock, and the Junior Preferred Stock in proportion to the number of shares of Common Stock that would be held by each, in such manner as if all the shares of Preferred Stock were converted at the then-effective Conversion Price for such Series of Preferred Stock (as defined in Subsection 6(b)).
               (2) Notwithstanding Subsection 6(a) below, the holders of the Junior Preferred Stock shall not be entitled to exercise their right to convert their shares of Junior Preferred Stock into shares of Common Stock pursuant to Subsection 6(a) until such time as the holders of the Series B Preferred Stock and Series A Preferred Stock shall have received the full amounts set forth in Subsection 4(c)(1)(A) and (B) or the shares of Series A Preferred Stock and Series B Preferred Stock have been converted into Common Stock or are otherwise not outstanding.
               (3) In addition to any vote required by the holders of Series B Preferred Stock and Series A Preferred Stock set forth in Subsection 8, the relative allocations set forth in Subsection 4(c)(1) between the holders of the Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock may not be amended or waived except by the affirmative vote of the holders of not less than 80% of the outstanding shares of Series B Preferred Stock.
               (4) Notwithstanding the foregoing, this Subsection 4(c) shall in no event reduce the amounts distributable to the holders of the Series D Preferred Stock, the Series C Preferred Stock and the holders of Common Stock as set forth in Subsections 4(a) and (b) and shall in no event be construed to require the approval of the holders of Series B Preferred Stock for the creation or issuance of new securities with liquidation preferences over any of the Preferred Stock or any other actions, so long as the relative allocations among the holders of the Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock of amounts collectively distributable to such holders remains in proportion to those set forth in Subsection 4(c)(1).
          (d) For purposes of this Subsection 4, a liquidation, dissolution or winding up of the Company shall be deemed to be occasioned by, or to include, (A) any transaction or series of related transactions to which the Company is a party (including without limitation any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this Company; (B) a sale, lease or other disposition of all or substantially all of the assets of the Company by means of any transaction or series of related transactions (or an exclusive license of all or substantially all of the intellectual property of the Company); or (C) any transaction or series of related transactions in which security holders of the Company transfer more than fifty percent (50%) of the voting power of this Company or sale more than fifty percent (50%) of the outstanding securities of the Company. The agreement with respect to such transaction or series of related transactions to which the Company is a party shall provide that the consideration payable to the stockholders of the Company (in the case of a transaction where the stockholders receive consideration), or the consideration payable to the Company (in the case of a transaction where the Company receives consideration), shall be distributed to the holders of capital stock of the Company in accordance with Subsections 4 (a), (b) and (c) above.
          (e) For purposes of this Subsection 4, the amount of assets and surplus funds of the Company available for distribution upon a liquidation, dissolution or winding up of the Company shall be determined as follows:
               (1) insofar as it consists of cash, it shall be computed as the aggregate amount of cash.
               (2) insofar as it consists of property other than cash, its value will be deemed its fair market value as determined in good faith by the Board.
               (3) any securities shall be valued as follows:
                    (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
                         (i) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading day period ending two (2) trading days prior to the closing;
                         (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading day period ending two (2) trading days prior to the closing; and
                         (iii) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board.
                    (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

               (4) In the event the requirements of this Subsection 4 are not complied with, the Company shall forthwith either:
                    (A) cause such closing to be postponed until such time as the requirements of this Subsection 4 have been complied with; or
                    (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Junior Preferred Stock, the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the Series D Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Subsection 4(e)(5) hereof.
               (5) The Company shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction promptly thereafter. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Subsection 4, and the Company shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten (10) days after the Company has given the first notice provided for herein or sooner than ten (10) days after the Company has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as a group, on an as converted basis, that are entitled to such notice rights or similar notice rights.
               (6) Whenever the Board has made a determination of the fair market value of a distribution payable in securities or property other than cash, such valuation is subject to being challenged as follows:
                    (A) A challenge may be made by any person or group of persons holding of record sixty-six percent (66%) or more of the outstanding Series C Preferred Stock and Series D Preferred Stock, voting together as a group on an as-if converted basis. Such challenge must be made in writing to the Company within ten (10) business days after receipt of notice of the valuation made by the Board.
                    (B) The holders of the Series C Preferred Stock and Series D Preferred Stock challenging the valuation made by the Board shall provide to the Board with a name of an appraiser acceptable to such challenging holders of Series C Preferred Stock and Series D Preferred Stock, and the Board other than the Series D Director and Series C Director shall select an appraiser. These two appraisers shall then select a third appraiser to undertake the valuation. The valuation determined by such selected appraiser shall be binding upon both the Company and the holders of the Series C Preferred Stock and Series D Preferred Stock.

                    (C) If the valuation determined by the selected appraiser is greater than the valuation determined by the Board, the Company shall pay all costs associated with the valuation; however, if the valuation determined by such appraiser is less than or equal to the valuation determined by the Board, those holders of the Series C Preferred Stock and/or Series D Preferred Stock who requested the valuation shall pay all costs associated therewith.
                    (D) Nothing in this Subsection 4(e)(6) shall be construed to preclude the holders of Series C Preferred Stock and Series D Preferred Stock from challenging the Board’s determination of the fair market value of a distribution on the grounds that such determination was not made reasonably or in good faith, or any claims for breach of fiduciary duties of the Board or other legal obligations.
     5. Voting Rights and Election of Directors.
          (a) Except as otherwise expressly provided herein or as required by law, the holders of each share of Preferred Stock shall be entitled to vote on all matters upon which holders of Common Stock have the right to vote and with respect to such vote, shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Company, and shall be entitled to a number of votes equal to the largest number of full shares of Common Stock into which such shares of Preferred Stock could be converted, pursuant to the provisions of Subsection 6 hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or to the extent class or series voting is otherwise required by law or agreement, the holders of shares of Preferred Stock and Common Stock shall vote together as a single class and not as separate classes on all matters.
          (b) Effective upon the first issuance of shares of Series D Preferred Stock, the Board shall consist of six (6) members and shall be elected as follows:
               (1) The holders of Series D Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Board (the “Series D Director") at each meeting, or pursuant to each consent, of the Company’s stockholders for the election of directors; and
               (2) The holders of the Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Board (the “Series C Director”) at each meeting, or pursuant to each consent, of the Company’s stockholders for the election of directors;
               (3) The holders of Series A Preferred Stock and Series B Preferred Stock, voting together as a class, shall be entitled to elect two (2) members of the Board (the “Series A/B Directors”) at each meeting, or pursuant to each consent, of the Company’s stockholders for the election of directors; and
               (4) The holders of the Common Stock and the Preferred Stock, voting together as a single class on an as-converted basis, shall be entitled to elect two (2) members of the Board (the “Mutual Directors”).

          (c) Vacancies on Board.
               (1) In the case of any vacancy in the office of the Series D Director, the holders of at least a majority of the shares of the Series D Preferred Stock shall elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant.
               (2) In the case of any vacancy in the office of the Series C Director, the holders of at least a majority of the shares of the Series C Preferred Stock shall elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant.
               (3) In the case of any vacancy in the office of a Series A/B Director, the holders of at least a majority of the shares of the Series A Preferred Stock and Series B Preferred Stock, voting together, shall elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant.
               (4) In the case of any vacancy in the office of the Mutual Director, the holders of a majority of the shares of the Common Stock and Preferred Stock, voting together as a single class on an as-converted basis, shall elect a successor or successors to hold the office for the unexpired term of the director whose place shall be vacant.
          (d) Removal of Director.
               (1) Any Series D Director (including any director elected as provided in Subsection 5(c)(1)) may be removed during the aforesaid term of office, with or without cause, only by the affirmative vote or written consent of the holders of at least a majority of the Series D Preferred Stock.
               (2) Any Series C Director (including any director elected as provided in Subsection 5(c)(2)) may be removed during the aforesaid term of office, with or without cause, only by the affirmative vote or written consent of the holders of at least a majority of the Series C Preferred Stock.
               (3) Any Series A/B Director (including any director elected as provided in Subsection 5(c)(3)) may be removed during the aforesaid term of office, with or without cause, only by the affirmative vote or written consent of the holders of at least a majority of Series A Preferred Stock and Series B Preferred Stock, voting together.
               (4) Any Mutual Director (including any director elected as provided in Subsection 5(c)(4)) may be removed during the aforesaid term of office, with or without cause, only by the affirmative vote or written consent of the holders of at least a majority of the Common Stock and Preferred Stock, voting together as a class on an as-converted basis.
     6. Conversion.
     The holders of the Preferred Stock shall have the following conversion rights (the “Conversion Rights”):

          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such shares, and without the payment of additional consideration by the holder thereof, at the office of the Company or any transfer agent for the Preferred Stock or Common Stock, into fully paid and nonassessable shares of Common Stock, at the Conversion Price (as hereafter defined) therefor in effect at the time of conversion determined as provided herein.
          (b) Conversion Price. Each share of Junior Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing $0.50119 by the Conversion Price in effect for such share at the time of conversion for each share of such Preferred Stock being converted. Each share of Series D Preferred Stock shall be convertible into the number of shares that results from dividing $1.00 by the Conversion Price in effect for such share at the time of conversion for each share of Series D Preferred Stock being converted. The “Conversion Price” per share for the Junior Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and the Series C Preferred Stock shall initially be $0.50119, and for each Series D Preferred Stock shall initially be $1.00, and, in each case, shall be subject to adjustment from time to time as provided herein.
          (c) Automatic Conversion.
               (1) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such series immediately upon the closing of the Company’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, provided the public offering price of which was not less than $1.62 per share (subject to Adjustment) and which results in net proceeds to the Company of not less than $30,000,000 (after deduction of underwriter discounts, commissions, concessions and expenses).
               (2) At the written request of holders of at least 66% of the then outstanding Series C Preferred Stock and Series D Preferred Stock, voting together as a single class on an as-if converted basis, all shares of Preferred Stock shall automatically convert to shares of Common Stock in the manner provided herein, at the then effective applicable Conversion Price.
               (3) The Company shall have no obligation to issue and deliver to any holder of Preferred Stock upon automatic conversion a certificate for the number of shares of Common Stock to which such holder shall be entitled until such time as such holder has surrendered the certificate or certificates for the holder’s Preferred Stock, duly endorsed, at the office of the Company or any transfer agent for the Common Stock or the holder notifies the Company that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. All rights with respect to shares of Preferred Stock outstanding on the effective date of the automatic conversion shall forthwith after such date terminate, except only the right of the holders of such shares to receive Common Stock upon surrender of their certificates for the Preferred Stock. The Company shall, as soon as practicable after automatic conversion, issue and deliver to such holder of Preferred Stock who has tendered the certificate or required undertaking, a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into a fractional share of Common Stock, and any declared but unpaid dividends on the converted Preferred Stock, that the holder elected to receive in cash. The person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
          (d) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock or Common Stock, and shall give written notice to the Company that such holder elects to convert the same and shall state therein the number of shares of Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Thereupon the Company shall promptly issue and deliver to such holder of Preferred Stock or to the nominee or nominees of such holder a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.
          (e) Adjustment for Stock Splits and Combinations. If the Company shall at any time or from time to time after the Original Issue Date increase the outstanding shares of Common Stock by split, subdivision or otherwise, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased; conversely, if the Company shall at any time or from time to time after the Original Issue Date reduce the outstanding shares of Common Stock by combination or otherwise, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Subsection 6(e) shall become effective concurrent with the subdivision or combination.
          (f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Preferred Stock then in effect by fraction:
               (1) the numerator of which shall be the total number of shares of Common stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

               (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Preferred Stock shall be adjusted pursuant to this Subsection 6(f) as of the time of actual payment of such dividends or distributions.
          (g) Adjustments for Other Dividends and Distributions. In the event the Company if at any time or from time to time after the Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this Subsection 6 with respect to the rights of the holders of the Preferred Stock.
          (h) Adjustment for Reclassification, Exchange or Substitution. If the Common Stock issuable upon the conversion of the Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation or sale of assets provided for elsewhere in this Subsection 6), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the numbers of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
          (i) Reorganization, Mergers, Consolidations or Sales of Assets. Subject to the provisions of Subsection 4 above, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Subsection 6) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the Preferred Stock would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this Subsection 6 with respect to the rights of the holders of the Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this Subsection 6 (including adjustment of the Conversion Prices then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
          (j) Sale of Shares Below Conversion Price.
               (1) If at any time or from time to time after the Original Issue Date, the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined)(including Additional Shares of Common Stock deemed to be issued or sold pursuant to Subsection 6(j)(3)), other than as a dividend provided for in Subsection 6(f) above, and other than upon a subdivision or combination of shares of Common Stock as provided in Subsection 6(e) above, without consideration or for a consideration per share less than the Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and/or the Series D Preferred Stock in effect immediately prior to such issue or sale, then and in each case the Conversion Price then in effect for such Series A Preferred Stock, Series B Preferred Stock, the Series C Preferred Stock and/or Series D Preferred Stock (as applicable) shall be reduced concurrently with such issue or sale to a price determined by multiplying that Conversion Price for Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and/or Series D Preferred Stock (as applicable) by a fraction (1) the numerator of which shall be (a) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (b) the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and/or Series D Preferred Stock (as applicable), and (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Shares of Common Stock so issued.
               (2) For the purpose of making any adjustment in the Conversion Price of the Series A Preferred Stock, the Conversion Price of the Series B Preferred Stock, the Conversion Price of the Series C Preferred Stock, the Conversion Price of the Series D Preferred Stock, or number of shares of Common Stock purchasable on conversion of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and/or the Series D Preferred Stock as provided above, the consideration received by the Company for any issue or sale (or deemed issue or sale) of securities shall:
                    (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale;
                    (B) to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Board irrespective of the accounting treatment, provided, however, that such fair market value, when added to any cash consideration received in connection with such sale or issuance, shall not exceed the aggregate market price of the Additional Shares of Common Stock being issued or deemed issued as of the date of the adoption of the Board resolution; and
                    (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
               (3) For the purpose of the adjustment provided in Subsection 6(j), if at any time or from time to time after the Original Issue Date the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being hereinafter referred to as “Convertible Securities”), then, in each case, if the Effective Price (as hereinafter defined) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and/or Series D Preferred Stock (as applicable), the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number (as set forth in the instrument relating thereto without regard to any provisions for a subsequent adjustment of such number) of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities.
     In the event such rights, options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such rights, options or Convertible Securities, including but not limited to, a change resulting from the anti-dilution provisions thereof, then upon the exercise, conversion or exchange thereof, the Conversion Price for the Series A Preferred Stock, the Conversion Price for the Series B Preferred Stock, the Conversion Price for the Series C Preferred Stock and the Conversion Price of the Series D Preferred Stock computed upon the original issue (or deemed issue) thereof and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such rights, options or Convertible Securities, provided that no adjustment to the Conversion Price shall affect the Common Stock previously issued upon conversion of the Preferred Stock. No readjustment pursuant to the immediately preceding sentence shall have the effect of increasing the

Conversion Price of (A) the Series A Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series A Preferred Stock on the original adjustment date, and (ii) the Conversion Price of the Series A Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date, (B) the Series B Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series B Preferred Stock on the original adjustment date, and (ii) the Conversion Price of the Series B Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date, (C) the Series C Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series C Preferred Stock on the original adjustment date, and (ii) the Conversion Price of the Series C Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date, or (D) the Series D Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series D Preferred Stock on the original adjustment date, and (ii) the Conversion Price of the Series D Preferred Stock that would have resulted from any issuances of Additional Shares of Common Stock between the original adjustment date and such readjustment date.
     If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall not be readjusted, but the Additional Shares of Common Stock deemed issued as a result of the original issue of such right, option or Convertible Security shall not be deemed issued for the purposes of any subsequent adjustment of the Conversion Price.
          (k) [Reserved].
          (l) [Reserved].
          (m) Definition. The term “Additional Shares of Common Stock” as used herein shall mean all shares of Common Stock issued (or deemed issued pursuant to Subsection 6(j) by the Company after the Original Issue Date, whether or not subsequently reacquired or retired by the Company, other than (1) shares of Common Stock issued upon conversion of the Preferred Stock; (2) shares of Common Stock and Preferred Stock issued upon exercise of the options, warrants or other rights to purchase Common Stock or Preferred Stock that are outstanding on the Original Issue Date; (3) shares of Common Stock issued in connection with equipment lease financing transactions, bank financing transactions or strategic business or partnering transactions approved by the Board, where the issuance of such shares is not principally for the purpose of raising additional capital and in no event shall exceed 1,000,000 shares (subject to Adjustment), or such greater number of shares approved by the holders of a majority of the outstanding Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, voting together as a class on an as-if converted basis; (4) for consideration other than cash in connection with the acquisition of any company or assets of another company if such acquisition is approved by the Board; and (5) shares of Common Stock issued to employees, officers, directors, consultants or advisors performing services for the Company pursuant to grants under any stock option plan, stock purchase plan, management incentive plan or other agreement approved by the Board after the Original Issue Date.
          (n) Accountants’ Certificate of Adjustment. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the Preferred Stock, the Company, at its expense, shall cause independent certified public accountants of recognized standing elected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the Preferred Stock at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which adjustment or readjustment is based including a statement of (A) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the Conversion Price at the time in effect for each series of the Preferred Stock, and (C) the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Stock.
          (o) Notices of Record Date. In the event of (i) any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution or (ii) any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall provide to each holder of Preferred Stock at least thirty (30) days prior to the record date specified therein, a notice specifying (A) the date on which any such record is to be taken for the purpose of such dividend or distribution, (B) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (C) the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.
          (p) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the fair market value of one share of the Company’s Common Stock on the date of conversion, as determined in good faith by the Board. For such purpose, all shares of Preferred Stock held by each holder shall be aggregated and any resulting fractional share of Common Stock shall be paid in cash.
          (q) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the applicable Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such applicable adjusted Conversion Price.
          (r) Notices. Any notice required by the provisions of this Subsection 6 to be given to the holder of shares of the Preferred Stock shall be deemed given when received by such holder after the same has been sent by means of certified or registered mail, return receipt requested, postage prepaid, by a reputable overnight courier or messenger for hand delivery and addressed to each holder of record at his address appearing on the books of the Company.
          (s) Payment of Taxes. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of the Preferred Stock) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of the shares of the Preferred Stock.
          (t) No Dilution or Impairment. Without the written consent of the holders of Preferred Stock, as required under Subsection 8 hereof, the Company shall not amend its Certificate of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the conversion rights of the holders of the Preferred Stock against dilution or other impairment.
          (u) Exception to Adjustment by Written Consent.
               (1) No adjustment in the Conversion Price of the Series A Preferred Stock shall be made as a result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Company receives written consent from the holders of at least 55% of the then outstanding shares of Series A Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of Additional Shares of Common Stock.
               (2) No adjustment in the Conversion Price of the Series B Preferred Stock shall be made as a result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Company receives written consents from the holders of at least 55% of the then outstanding shares of Series B Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of the Additional Shares of Common Stock.
               (3) No adjustment in the Conversion Price of the Series C Preferred Stock shall be made as a result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Company receives written notice from the holders of at least 66% of the then outstanding shares of Series C Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of Additional Shares of Common Stock; provided, however, that in the event that the Conversion Price of the Series A Preferred Stock and the Conversion Price of the Series B Preferred Stock would also be adjusted as a result of the issuance or deemed issuance of the Additional Shares of Common Stock, this consent shall not be effective unless the Company also receives written consents from the holders of at least 55% of the then outstanding shares of Series A Preferred Stock, voting separately as a class, and 55% of the then outstanding shares of Series B Preferred Stock, voting separately as a class, agreeing that no such adjustment shall be made to the Conversion Price of the Series A Preferred Stock and the Conversion Price of the Series B Preferred Stock, respectively, upon the issuance or deemed issuance of Additional Shares of Common Stock.
               (4) No adjustment in the Conversion Price of the Series D Preferred Stock shall be made as a result of the issuance of Additional Shares of Common Stock if prior to such issuance or deemed issuance, the Company receives written consents from the holders of at least a majority of the then outstanding shares of Series D Preferred Stock agreeing that no such adjustment shall be made as a result of the issuance or deemed issuance of the Additional Shares of Common Stock.
     7. Redemption. The Preferred Stock shall not be redeemable.
     8. Restrictions and Limitations.
          (a) So long as 2,000,000 shares (subject to Adjustment) of Series C Preferred Stock and/or Series D Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, without the affirmative vote or written consent of the holders of at least 66% of the then outstanding shares of Series C Preferred Stock and Series D Preferred Stock, voting together as a separate class on an as-if converted basis:
               (i) Increase or decrease (other than by conversion) the authorized number of shares of Common Stock or Preferred Stock;
               (ii) Effect a (A) voluntary liquidation or dissolution of the Company, (B) any sale, lease, encumbrance, assignment, transfer or other conveyance of all or substantially all the assets of the Company or any of its subsidiaries, or (C) effect any transaction or series of related transactions which would result in the transfer of 50% or more of the voting power of the Company, including without limitation a liquidation, dissolution or winding up as defined under Subsection 4;
               (iii) Amend, waive or repeal any provision of, or add any provision to, the Certificate of Incorporation or Bylaws of the Company;
               (iv) Declare or pay any dividend or other distribution with respect to the Common Stock or the Preferred Stock, except a dividend payable solely in shares of Common Stock for the purpose of effecting a stock split;

               (v) Increase or decrease the size of the Company’s Board of Directors;
               (vi) Acquire another corporation or entity or all or substantially all of the properties, assets or capital of any other corporation or entity (except for a transaction involving non-cash consideration of less than 10% of the Company’s net worth as of the end of the most recently ended fiscal quarter);
               (vii) Authorize, adopt or amend any stock option plan, bonus plan or similar plan or increase or decrease the authorized number of shares reserved for issuance under any existing plan;
               (viii) Repurchase, redeem or otherwise acquire any shares of Common Stock or Preferred Stock, except in connection with the repurchase of Common Stock at cost from officers, directors, employees, consultants or advisors upon termination of their services to the Company pursuant to agreements approved by the Board under which the Company has the option to repurchase such shares;
               (ix) Incur indebtedness for borrowed funds in excess of the greater of (A) $2.5 million or (B) the sum of 75% of the outstanding accounts receivable that are 90 days or less old plus 50% of the 90-day shipable backlog, unless otherwise approved by the Board; and
               (x) Authorize or consent to any action or amend, repeal or waive any provision of, or add any provision to, this Certificate if such action would alter or change the approval threshold in this Subsection 8.
          (b) So long as 2,000,000 shares (subject to Adjustment) of Series A Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, without the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock alter or change the rights, preferences or privileges of the Series A Preferred Stock.
          (c) So long as 2,000,000 shares (subject to Adjustment) of Series B Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, without the affirmative vote or written consent of the holders of at least eighty percent (80%) of the then outstanding shares of Series B Preferred Stock alter or change the rights, preferences or privileges of (i) the Series B Preferred Stock, and (ii) the Series A Preferred Stock or the Junior Preferred Stock in any way which would improve the rights, preferences or privileges of the Series A Preferred Stock or the Junior Preferred Stock, as the case may be, relative to the rights, preferences or privileges of the Series B Preferred Stock.
          (d) So long as 2,000,000 shares (subject to Adjustment) of Series C Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to, without the affirmative vote or written consent of the holders of at least 66% of the then outstanding shares of Series C Preferred Stock:

               (1) Alter or change the rights, preferences or privileges of the Series C Preferred Stock;
               (2) Authorize or issue, or obligate itself to issue, any other security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series C Preferred Stock with respect to voting, consents, dividends or upon liquidation; or
               (3) Alter or change the rights, preferences or privileges of (i) the Series D Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Series A Preferred Stock and (iv) the Junior Preferred Stock in any way which would improve the rights, preferences and privileges of the Series D Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock, as the case may be, relative to the rights, preferences or privileges of the Series C Preferred Stock.
          (e) So long as 2,000,000 shares (subject to Adjustment) of Series D Preferred Stock remain outstanding, the Company shall not, and shall not permit any Subsidiary to (whether such actions are effected by amendment, merger, consolidation, reclassification, reorganization or otherwise), without the affirmative vote or written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock.
               (1) Alter or change the rights, preferences or privileges of the Series D Preferred Stock;
               (2) Authorize or issue, or obligate itself to issue, any other security (including any security convertible into or exercisable for any equity security) senior to or on a parity with the Series D Preferred Stock with respect to voting, consents, dividends or upon liquidation; or
               (3) Alter or change the rights, preferences or privileges of (i) the Series C Preferred Stock, (ii) the Series B Preferred Stock, (iii) the Series A Preferred Stock and (iv) the Junior Preferred Stock in any way which would improve the rights, preferences and privileges of the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Junior Preferred Stock, as the case may be, relative to the rights, preferences or privileges of the Series D Preferred Stock.
     9. No Reissuance of Preferred Stock.
     No share or shares of Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue.

SECTION II
Common Stock
     The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article V.
     9. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
     10. Liquidation Rights. Upon the liquidation, dissolution or winding up of the Company, the assets of this corporation shall be distributed as provided in Subsection 4 of Section I hereof.
     11. Redemption. The Common Stock is not redeemable.
     12. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Company, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
V.
     Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Company.
VI.
     Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide.
VII.
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.
VIII.
     A director of the Company shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article VIII, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
     Any amendment, repeal or modification of this Article VIII, by amendment, operation of law, or otherwise, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall not adversely affect any right or protections of a director, officer, employee or other agent existing at the time of, or increase the liability of any director of the Company with respect to, any acts or omissions of such director, officer or agent occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise prior to such repeal or modification or adoption of an inconsistent provision.
IX.
     The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and with the requisite stockholder consent under law and the provisions of this Certificate, including Article IV, Section I, Subsection 8, and all rights conferred upon stockholders herein are granted subject to this reservation.
X.
     To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Company (and any other persons to which General Corporation Law permits the Company to provide indemnification) through bylaw provisions, agreements with such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the company, its stockholders, and others.
     Any amendment, repeal or modification of the foregoing provisions of this Article X, by amendment, operation of law, or otherwise or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X, shall not adversely affect any right or protections of a director, officer, employee or other agent existing at the time of, or increase the liability of any director of the Company with respect to, any acts or omissions of such director, officer or agent occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise prior to such repeal or modification or adoption of an inconsistent provision.
* * *

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President of this Corporation on this 14th day of June, 2004.

/s/ F. Scott Moody
F. Scott Moody, President